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                                                                      EXHIBIT 12

                                TOM'S FOODS INC.

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratio)


                                                        Fiscal Year Ended
                                         ------------------------------------------------
                                         December 28,       January 3,         January 2,
                                            1996               1998               1999
                                            ----               ----               ----
Earnings:
     Loss before income taxes
        and cumulative effect
        of accounting change              $(11,067)          $ (5,892)          $(6,177)
     Fixed charges                          10,368             11,375             9,611
                                          --------           --------           -------
                                              (699)             5,483             3,434

Fixed Charges:
     Interest expense                        9,402              9,978             8,129
     Preferred stock dividends                   0                  0                 0
     Interest factor relating to
          rentals (a)                          966              1,397             1,482
                                          --------           --------           -------
                                            10,368             11,375             9,611

Ratio of earnings to fixed
          charges                            (0.07)              0.48              0.36
                                          ========           ========           =======

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(a)      Represents interest expense factor related to rental expense.